CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated September 12, 2014, of Dinoco Oil, Inc. relating to the audit of the financial statements as ofMay 31, 2014 and for the period then endedand the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

September 12, 2014